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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported): JUNE 30, 1998




                             UNICAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                   001-13973                  65-0788314
(State or other jurisdiction         (Commission                (IRS Employer
       of incorporation)             File Number)            Identification No.)


     10800 BISCAYNE BOULEVARD, MIAMI, FLORIDA                       33161
     (Address of principal executive offices)                     (Zip code)


       Registrant's telephone number, including area code: (305) 899-5000


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Item 5.  Other Events

         On June 30, 1998, pursuant to four separate Purchase Agreements ("Purchase Agreements"), JJ Leasing, Inc. ("JJ Leasing"), a Delaware corporation and indirectly a wholly-owned subsidiary of UniCapital Corporation ("UniCapital"), acquired substantially all the equity interests in Jumbo Jet Leasing LP ("Jumbo Jet LP"), a Delaware limited partnership, and simultaneously acquired certain entities affiliated with Jumbo Jet LP. Jumbo Jet LP, located in Miami, Florida, provides lease financing for the acquisition of commercial aircraft.

         Pursuant to the terms of the Purchase Agreements, JJ Leasing acquired the following: (i) 98% of the interests in Jumbo Jet LP, with an agreement to purchase an additional 1% of the interests upon the satisfaction of certain required regulatory approvals; (ii) all of the outstanding shares of Jumbo Jet, Inc., a Delaware corporation, which is the General Partner of Jumbo Jet LP (so that, as a result of such acquisition, JJ Leasing simultaneously acquired Jumbo Jet, Inc.'s 1% interest in Jumbo Jet LP); (iii) 99% of the interests in CL Aircraft Marketing LP, a Delaware limited partnership, and; (iv) all of the outstanding shares of CL Aircraft Marketing, Inc., a Delaware corporation, which is the General Partner of CL Aircraft Marketing LP (so that, as a result of such acquisition, JJ Leasing simultaneously acquired CL Aircraft Marketing, Inc.'s 1% interest in CL Aircraft Marketing LP).

         In consideration of the sale of their partnership interests and shares, the former holders of the partnership interests and shares received approximately $5.4 million in cash, and JJ Leasing assumed the liabilities of Jumbo Jet LP estimated to be approximately $17.0 million. In addition, Chase Manhattan Bank ("Chase"), which held a profit participation interest in Jumbo Jet LP, was paid $10.0 million in cash to terminate its profit participation interest. Messrs. Stuart Cauff and Wayne Lippman, holders of all of the partnership interests and shares, are affiliates of UniCapital. The total consideration paid to Messrs. Cauff and Lippman and to Chase was determined on the basis of arms' length negotiations among representatives of UniCapital, Messrs. Cauff and Lippman, and Chase.

         The approximately $5.4 million paid in cash to Messrs. Cauff and Lippman and $10.0 million paid in cash to Chase, and the approximately $17.0 million to refinance certain existing indebtedness of Jumbo Jet LP, was obtained from borrowings under UniCapital's existing credit facility with a syndicate of lenders for whom NationsBank, N.A. is agent.





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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  UNICAPITAL CORPORATION


Date:  July 14, 1998                              By: /s/ C. Deryl Couch
                                                      -------------------------
                                                      Senior Vice President and
                                                        Assistant Secretary


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